Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers

Compensation Arrangements for Named Executive Officers

         The three major components of the Company's executive officer compensation are (i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Independent Directors at the January 23, 2007, meeting of the Company's Board of Directors, upon recommendation made by the Company's Executive/Compensation/Personnel Committee (the "Compensation Committee") for the Company's Named Executive Officers, determined by reference to the Company's proxy statement dated April 7, 2006.

Base Salary

On January 23, 2007, the Board of Directors approved the following base annual salaries, effective January 1, 2007, for the following Named Executive Officers:

James W. Fulmer                     $253,000
Francis M. Fetsko                   $200,000


Annual Bonus

Upon recommendation of the Compensation Committee, the Board of Directors approved on January 23, 2007, the following bonus payments for performance in fiscal 2006:

James J. Byrnes                     $151,680
James W. Fulmer                     $ 63,200
Stephen S. Romaine                  $ 40,000
Francis M. Fetsko                   $ 35,550

The forgoing bonuses will be paid during the first quarter of fiscal 2007. In determining the compensation (including annual cash bonuses) for the Company's Named Executive Officers, the Executive/Compensation Committee considers, a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. The performance factors considered included (i) achievement of individual goals; (ii) contribution to business unit results; and (iii) contribution to corporate results measured by: (a) the Company's net income as compared to the Company's internal targets; (b) increases in earnings per share of the Company's common stock for the latest 12 months; (c) the Company's return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile); (d) increases in the Company's stock price over 12 months; and (e) the Company's return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).

Other compensation. Named Executive Officers are also entitled to: (i) Company matching contributions on salary deferral pursuant to the Company's Investment and Stock Ownership Plan, (ii) amounts paid pursuant to the profit sharing portion of the Company's Investment and Stock Ownership Plan and the Company's Employee Stock Ownership Plan, (iii) taxable amounts of applicable life insurance premiums paid on the executive's behalf by the Company and (iv) certain perquisites, which include such items as car allowance and club dues.